Exhibit 99.1

Transcript of the
Bohai Pharmaceuticals Group, Inc. (BOPH)
Fiscal Q1 2011 Earnings Conference Call
November 15, 2010

Participants

Darren Minton – Trilogy Capital Partners, President
Gene Hsiao – Bohai Pharmaceuticals Group Inc., CFO

Presentation

Greetings, ladies and gentlemen, and welcome to the Bohai Pharmaceuticals Group’s Fiscal First Quarter 2011 Earnings Conference Call.  At this time, all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference, please press *0 on your telephone keypad.  As a reminder, this conference is being recorded.  It is now my pleasure to introduce Mr. Darren Minton from Trilogy Capital Partners, Bohai’s Investor Relations firm.  Mr. Minton, you may begin.

Darren Minton – Trilogy Partners – President

Thank you Manny and thank you to everyone who has joined us today for Bohai Pharmaceuticals Group’s Fiscal First Quarter 2011 Earnings Conference Call.  I am joined here today by Gene Hsiao, Bohai’s Chief Financial Officer.  Bohai is lucky to have someone of Gene’s caliber on board, as he has over 15 years of experience working with public companies, and as an added benefit to Bohai’s investors he is based in the United States and is fluent in both English and Mandarin.

There are a number of items that we look forward to discussing with you this morning including Bohai’s record financial results for the fiscal first quarter ended September 30th 2010, recent developments in the traditional Chinese medicine industry (also known as “TCM”), as well as Bohai’s plans for the future.  At the conclusion of this call we will be answering questions during a brief Q&A session.

I also want to bring to your attention that a webcast and replay of his conference call will be available on Bohai Pharmaceuticals Group website www.bohaipharma.com.

Before we get started I will take a moment to read the safe harbor statement regarding today’s conference call.  This conference call will contain forward-looking statements within the meaning of the US Federal Securities Law concerning Bohai Pharmaceuticals Group, Inc.  Forward-looking statements can be identified by words such as “estimate,” “expect,” “project,” “guidance,” “intend,” “believe,” “anticipate,” “seek” and other words of similar meaning in connection with any discussion of future events.  Listeners are cautioned that Bohai’s actual results may differ materially or even substantially from what is stated in the forward looking statements depending on a number of risk factors, including, but not limited to risks associated with: general economic, political and business conditions in China; the Chinese government’s support of healthcare and TCM in China; Bohai’s manufacturing and shipment capabilities; market acceptance of both new and existing Bohai products; competition; Bohai’s sales and marketing initiatives; and Bohai’s corporate governance, accounting and disclosure procedures, as well as various other factors, many of which are beyond Bohai’s control.

All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the full listing of risk factors detailed in Bohai’s filings with the SEC.  Except as required by applicable law, Bohai undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

Now with that I would like to start the call with a few words from Bohai’s CFO, Gene Hsiao.  Gene?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

Thank you, Darren.  Good morning everyone. It’s a pleasure to be here.

Before we jump into Bohai’s quarterly results, our first order of business today will be providing a brief overview of Bohai’s business for those of you that are new to the company.  Afterwards we will discuss the September 30 three-month financials in greater detail.  I’ll end our prepared remarks with Bohai’s recent developments, at which point we will enter the question and answer session.

Bohai Pharmaceuticals Group is involved in the production, manufacturing and distribution of herbal pharmaceuticals based on Traditional Chinese Medicine in China. Bohai’s medicines address common health problems ranging from arthritis to viral infections, and cardio vascular issues to respiratory diseases. Our products are sold either by prescription through hospitals, or over-the-counter through local pharmacies and retail drug store chains.

To understand our business model, it is important to have a general appreciation for the many macro-economic drivers that are currently influencing the healthcare system in China, as well as new PRC mandated policies that support the use of Traditional Chinese Medicine.  First and foremost, there is an ongoing and dramatic expansion of national health insurance in China through the implementation of new government programs established in early 2009 that are seeking to extend health insurance coverage to previously uncovered Chinese citizens.  With the government paying up to 90 percent of certain pharmaceutical products’ costs, these policies are opening up the pharmaceutical industry in China to a target demographic of approximately 900 million rural Chinese, who for the most part, have not purchased medicines on a large scale due to their limited income.

Going forward, it has been estimated that China plans to increase its healthcare spending from 96 billion in 2008 to approximately 125 billion by 2011, with the goal of covering 90% of its population with basic medical insurance at that time.  As these polices go into effect, and of further benefit to Bohai, the Chinese government is officially supporting the use of Traditional Chinese Medicine by including these drugs in its list of nationally reimbursable products.  Bohai’s three lead products, Tongbi Capsules, Tongbi Tablets and Lung Nourishing Cream, are eligible for reimbursement under China’s National Medical Insurance Program.

For this reason, in fiscal 2011 we are placing a significant emphasis on these products in our marketing budget through increased advertising, sales initiatives, and prescription drug promotion via conferences, seminars and directly to hospitals. With over 300 employees devoted to sales, operating from 20 offices throughout China, Bohai is committed to meeting the greater demand for Traditional Chinese Medicine.  As evidenced by our record financial results for the first quarter in fiscal 2011, Bohai has positioned itself to take full advantage of the favorable market conditions in China.

Looking first at our consolidated first quarter figures, our net revenues increased 22% to 17 million, up 3 million from net revenues of 14 million in the first quarter of 2009. We increased revenues primarily through sales of our main products: Lung Nourishing Cream (which is taken orally, similar to a cough syrup) and Tongbi Capsules and Tongbi Tablets (both of which treat arthritis).  As mentioned previously, each of these three products have been listed for national insurance coverage in China.  The increase in sales was also attributed to Bohai’s enhanced marketing strategy and the five new products that were introduced in 2010.  Although these five new products only constituted 5% of total period sales, they increased 160% from the prior quarter ended June 30, 2010.

Gross profit also increased in the first quarter, to 13.6 million as compared to 11.7 million last year.  Our overall gross profit margins as a percentage of revenue were above 80% for the quarter, as they have been for last two fiscal years.  Through our various cost reduction efforts, Bohai decreased general and administrative expenses to 8.6 million in the three months ending September 30, 2010, compared to 9.2 million for the same period of 2009.

Through a combination of our robust sales growth and cost reductions, Bohai’s net income increased an impressive 57% to 3 million in the period ended September 30, compared to 1.9 million in the same period last year.  Earnings per share increased to 15 cents per fully diluted share, or approximately 18 cents per basic share in 2010, compared to 15 cents per basic share in 2009.

Now, looking at the balance sheet. Cash and cash equivalents decreased from 17.1 million as of June 30, 2010 to 15.5 million as of September 30, 2010, mainly as a result of a 4.7 million purchase of leased land use rights relating to future expansion activities.  As of September 30, current assets totaled 31.5 million, and current liabilities were 10.8 million. Working capital at the end of the quarter was a healthy 20.7 million.  Derivative liabilities relating to investor and placement agent warrants for the quarter were equivalent to 5.5 million and our shareholders' equity was 54.2 million compared to 50.1 million as of June 30, 2010.

In addition to our record financial results to date, Bohai is implementing a number of strategic initiatives to drive the growth of our revenue and earnings into fiscal 2011 and beyond.

During the quarter, (and as briefly mentioned earlier) a cash payment of 4.7 million was made towards the purchase of prepaid land use rights from the Shandong provincial government.  An additional 2.3 million is due by March 31, 2011.  This land use right is important for Bohai’s growth potential due to the fact that we anticipate utilizing this site for future factory expansion in direct proximity to our existing facilities when the need arises.

As we move into the second and third quarters of Bohai’s 2011 fiscal year, we expect to increase marketing and advertising for our growing portfolio of TCM medicines.  Although we will be monitoring the growth potential of the five new products we introduced in April and May of this year, we will continue to place a particular focus on our key revenue generating products: Lung Nourishing Cream, Tongbi Capsules and Tongbi Tablets.  Not only are these products reimbursable through insurance in China, two of them are sheltered from competition in some way.  Tongbi Capsules are a “protected” medicine in China, meaning Bohai is the only manufacturer permitted to sell the product, and Lung Nourishing Cream was recently awarded a patent in June lasting 20 years.

Going forward, we also plan to make a concerted effort to increase our awareness and transparency in the U.S. capital markets.  In November, as part of our enhanced investor awareness initiatives, Bohai will be attending several investor conferences, including the Brean Murray, Carrett and Company China Growth Conference on Wednesday, November 17th, and the Maxim Group Growth Conference on Thursday, November 18th.  We encourage interested investors to attend if they are in the New York area, or to listen to live webcasts of the events and analyze the PowerPoint presentations when they are made available on our site.

As we wrap up the reporting for the first quarter of fiscal 2011, we would like to thank our shareholders for their continued support.  We have achieved record growth this quarter, and Bohai’s ongoing financial prospects look compelling.  Over the coming year we anticipate even stronger demand for Traditional Chinese Medicine as PRC policies, national insurance coverage, and various other economic drivers continue to contribute to the benefit of our sales initiatives.

Now, that concludes our prepared remarks.  I’d like to thank you for joining us.  We will now be conducting our question and answer session.

Operator

Thank you.  Ladies and gentlemen we will now be conducting a question and answer session.  If you would like to ask a question please press *1 on your telephone keypad a confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker equipment it may be necessary to pick up your handset before pressing the * keys.  One moment please while we poll for questions.

Our first question is from the line of Patrick Murphy with Murphy Analytics.  Please go ahead.

<Q>:  Hello, Gene.  Thank you for taking my call.  I wanted to ask two things.  First, how important a factor is seasonality with regard to your revenue and profitability.  And then secondly, what may be the timing and total cost of your expansion.

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO
Okay.  Well, thank you so much for dialing into the call.  In terms of seasonality for the company’s performance by quarter, in general, there will not be much difference, but we do have some seasonality.  During the change of season, like in the US, people get sick more easily and the demand for drugs becomes bigger.  So in general, with the change of the seasons people demand more drugs than at other times.

And the second question you had is about the timing of cost...  If you could elaborate on your question a little bit more?

Operator
Patrick Murphy dropped out of the queue.

Our next question is from the line of John Faessel with On The Market.  Please go ahead.

<Q>:  Yes.  First of all, congratulations on another great quarter.  One of the questions I have is to what are you able, at this point, to quantify how this recent government decree has improved, you know, the income at all streams from this extended insurance that’s been mandated by the government?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

Yes.

<Q>:  Have you been able to see it yet or is it just beginning? Or do we look forward to that? Or what can you tell us?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

Okay.  That’s a nice question.  In general, when the Chinese government implements a new policy, and this policy is starting from April of last year, it’s from the national level. And in general, a year after that the state level starts to pick up.  And the implementation process, it takes some time to completely reinforce all the government policy.  So I would say this is just the beginning stage for when we will see the benefits and we’re going to see more and more government policy reinforced in the rural area.  That’s especially important during this health insurance reform starting from last year.  So I believe it will be better and better and more complete going forward and that’s going to be… I think our future growth will be more prosperous based on this new policy starting from last year.

Operator

Once again, ladies and gentlemen, please press *1 to ask a question.  Our next question again is from the line of John Faessel.  Please go ahead.

<Q>:  I was just wondering if that… if you’ve been able to see it at all yet?  And has the extended coverage begun to show up at all?  I know there’s a lag there but I just wondered if you’re able to perceive that as beginning at all?

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

Yes.  I think the way I’m looking at it now is that there are policies that have started to be implemented and there are a lot of market areas that the company has now reached.  And we believe that right now we plan to target, for example, nearly 100 counties throughout the whole of China and there are a lot more areas that we have not touched.  I think the government policy is getting mature and there are a lot of opportunities that are out there that are waiting for us to expand.

Operator

As a reminder, it is *1 to ask a question. Our next question is from the line of John Faessel.  Please go ahead.

<Q>:  Yes.  One more question, if you don’t mind.  The accounts receivable I know had went up a little bit this quarter but they were down over 6 million from the previous quarter.  I’m talking about the one for June that was reported in June.  It was down from 18 something, 18 million.  I wonder why?  Those numbers seem… I know they’re certainly going in the wrong… I mean right direction but I was wondering if you could expand a little bit on how the receivables are… you know, they’ve seemed to been high and they’re now coming down, but can you tell us a little bit about how those are treated? Because it seems like… you know, quite a bit of receivables.

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

I see.  When comparing to the June 30, which is last quarter, our receivable actually increased about I would say 1.5 million and so comparing to the last quarter, we do have an increase.  But our receivable, in general, comparing to different industries, the receivable level is low.  We are able to receive the accounts receivable from the government, generally, in less than six months and from pharmaceutical store in less than three months.  And our receivable collecting day is less than three months overall.  So our receivable is pretty healthy.  We are able to receive almost all of the receivable balances so it does increase a little bit because of the revenue but overall, the receivable balance I think is intact.

Operator

Thank you.  We have no further questions in queue at this time.  I would like to turn it back to management for any closing comments.

Gene Hsiao – Bohai Pharmaceuticals Group, Inc. – CFO

Well, thank you so much.  I’d like to thank everyone again for joining us this morning and attending Bohai’s Fiscal First Quarter 2011 Earnings Conference Call.  We look forward to keeping investors apprised of our latest developments and holding regular earnings conference calls in the future.

Operator

Thank you.  Ladies and gentleman, this concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.